                                 Exhibit 2.1



                                                Reggio Emilia, November 8, 1997

Mackie Designs Inc.
16220 Wood-Red Road NE
Woodinville, WA 98072
USA

Dear Sirs,

Please find enclosed our proposal for:

                     "STOCK PURCHASE AND SALE AGREEMENT

This Agreement is made this _____ day of __________, 1998, by and among Mackie Designs Inc., a Washington corporation, Radio Cine Forniture (R.C.F.) S.p.A., an Italian corporation, Novac SRL, an Italian corporation, Pierres SA, a Luxembourg corporation, Remo Morlini, Carla Rossi, Stefano Morlini, Francesco Morlini, Giorgio Caroli, Fausto Davoli, Laura Pisi, Renzo Rossi, Federica Rossi, Graziella Rossi, Lorenza Rossi, Pier Emilio Catellani, Giancarlo Gandolfi, Arturo Vicari and Annamaria Poldrugo.

                                   RECITALS

A. The RCF Shareholders own all of the issued and outstanding shares of RCF, which is engaged in the business of manufacturing and selling speakers, loudspeakers and other audio products (all capitalized terms are hereafter defined in Section 1.1 of this Agreement).

B. Mackie manufactures and sells audio mixers, studio monitors, amplifiers and other products, and wishes to acquire the technical and manufacturing expertise of RCF.

C. The RCF Shareholders and the Novac Shareholders wish to sell, and Mackie wishes to buy, the RCF Shares and/or the Novac Shares upon the terms and conditions set forth in this Agreement.

D. The RCF Shareholders and the Novac Shareholders enter into this Agreement jointly and severally and shall together be deemed one party hereto, including, without limitation, in the event of arbitration or litigation in accordance herewith, except in respect of individual behavior on the part of the RCF Shareholders or the Novac Shareholders following the Base Price and Earn Out Closing Date in violation of the provisions of Section 12 below.

E. RCF enters into this Agreement for the purpose of assuring implementation and execution of the same.


STOCK PURCHASE AGREEMENT                                              PAGE - 1
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BASED UPON THE ABOVE RECITALS, the parties promise, warrant and agree as follows:

1.   DEFINITIONS AND PRINCIPALS OF CONSTRUCTION:

     1.1  DEFINITIONS:   The following terms shall have the following
     meanings when used in this Agreement:

          1.1.1 "Approved RCF Financials" shall have the meaning set forth in Section 5.1 of this Agreement.

          1.1.2 "Assets" shall have the meaning set forth in Section 6.8 of this Agreement.

          1.1.3 "Base Price" shall have the meaning set forth in Section 4.1 of this Agreement.

          1.1.4   "Base Price and Earn Out Closing Date" shall mean June 29,
          1998.

          1.1.5   "Benefit Plans" shall have the meaning set forth in Section
          6.11 of this Agreement.

          1.1.6 "Caroli" shall mean Giorgio Caroli, one of the RCF Shareholders, born in Reggio Emilia on October 27, 1939, having his place of residence at Reggio Emilia, Via 9 Martiri n. 8, tax identification number CRL GRG 39R 27H 223G.

          1.1.7   "December 31 Financials" shall have the meaning set forth in
          Section 5.1 of this Agreement.

          1.1.8 "Doglioni" means Giorgio Doglioni, the present managing director of RCF, born in __________ on ___________, having his place of residence at __________, tax identification number __________.

          1.1.9 "Doglioni Consulting Agreement" shall mean the agreement between RCF and Giorgio Doglioni attached as Exhibit A.

          1.1.10 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

          1.1.11 "First Demand Bank Guaranty" shall mean the stand-by letter of credit attached as Exhibit B and incorporated into this Agreement by this reference.

          1.1.12 "Leases" shall mean those leases of the Assets between RCF or any RCF Subsidiary and various lessors, all as more fully described in Schedule 1.1.12 to this Agreement.


STOCK PURCHASE AGREEMENT                                              PAGE - 2
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          1.1.13  "Mackie" shall mean Mackie Designs Inc., a company incorporated under the laws of the State of Washington, USA and having its principal office at 16220 Wood-Red Road, Woodinville, Washington, U.S.A. 98072.

          1.1.14 "Major Contracts" shall mean all written or unwritten agreements between RCF and/or any RCF Subsidiary and third parties where the cumulative value of the goods or services involved is more than $100,000 in any one year, all as more fully described in Schedule
          1.1.14 to this Agreement.

          1.1.15 "Materials and Substances" shall have the meaning set forth in Section 6.23 of this Agreement.

          1.1.16 "Morlini" shall mean Remo Morlini, one of the RCF Shareholders, born in Reggio Emilia on May 24, 1939, having his place of residence at Reggio Emilia, Via Monte Cervino n. 13, tax identification number MRL RME 39E 24H 223F.

          1.1.17 "Novac" shall mean Novac S.R.L., a company incorporated under the laws of the Republic of Italy having its registered office at Via Santa Marta 12, Milan, Italy, VAT number 11925450154, and one of the RCF Shareholders.

          1.1.18 "Novac Shareholders" shall mean the "quotisti" of Novac, namely, Arturo Vicari, born in Bologna on May 16, 1941, having his place of residence at Bologna, Via del Pratello n. 13, tax identification number VCR RTR 41E 16A 944H, Annamaria Poldrugo, born in Pola, Croatia on September 27, 1950, having her place of residence at Via del Pratello 13, Bologna, Italy, tax identification number PLD NMR 50P67 Z118X, Renzo Rossi, born in Reggio Emilia on April 17, 1950, having his place of residence at Reggio Emilia, Via Wolf Ferrari n. 7, tax identification number RSS RNZ 50D 17H 223D, Lorenza Rossi, born in Reggio Emilia on August 9, 1951, having her place of residence at Reggio Emilia, Via Wolf Ferrari n. 7, tax identification number RSS LNZ 51M 49H 223Q, Graziella Rossi, born in Reggio Emilia on August 9, 1951, to, having her place of residence at Reggio Emilia, Via Wolf Ferrari n. 7, tax identification number RSS GZL 51M 49H 223A,
          Federica Rossi, born in Reggio Emilia on October 22, 1973, having her place of residence at Albinea, Via Oliveto n. 38/2, tax identification
          number RSS FRC 73R 62H 223J,   Laura Pisi, born in Reggio Emilia on
          May 8, 1953, having her place of residence at Reggio Emilia, Via Wolf Ferrari n. 7, tax identification number PSI LRA 53E 48H 223Y, Pier Emilio Catellani, born in Quattro Castella (RE) on December 13, 1940, having his place of residence at Reggio Emilia, Via Luthuli n. 17, tax identification number CTL PML 40T 13H 122N, Fausto Davoli, born in Bagnolo in Piano (RE) on July 31, 1947, having his place of residence at Reggio Emilia, Via Belojannis n. 4, tax identification number DVL FST 47L 31A 573O, and Giancarlo Gandolfi, born in Reggio Emilia on July 29, 1940, having his place of residence at Reggio Emilia, Via Cocconi Cervi n. 9, tax identification number GND GCR 40L 29H 223Q.


STOCK PURCHASE AGREEMENT                                              PAGE - 3
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          1.1.19  "Novac Shares" shall mean all of the issued and outstanding shares ("quote"), debentures, options or other rights to an ownership interest in Novac or rights which are capable of being converted into an ownership interest in Novac.

          1.1.20 "Permits" shall mean all of the necessary operating permits, licenses and other authorizations necessary for the conduct of all or any business operated by RCF or any RCF Subsidiary, all as more fully set forth in Schedule 1.1.20 to this Agreement.

          1.1.21 "Permitted Encumbrances" shall mean all of the encumbrances upon the Assets of RCF or any RCF Subsidiary which shall be allowed to survive the closing of the transaction contemplated by this Agreement, all as more fully set forth in Schedule 1.1.21 to this Agreement.

          1.1.22 "Pierres" shall mean Pierres SA, a company incorporated under the laws of Luxembourg, having its Siege Social at 32, rue A. Neyen - L - 2233 Luxembourg, one of the RCF Shareholders.

          1.1.23 "RCF" shall mean Radio Cine Forniture (R.C.F.) S.p.A., a company incorporated under the laws of the Republic of Italy, having its registered office at Via Raffaello 13, Mancasale, Reggio Emilia, Italy, VAT number 00148760358.

          1.1.24 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

          1.1.25 "RCF Financials" shall mean the statements of income and balance sheets attached to this Agreement as Exhibit C, all made in compliance with mandatory requirements of Italian law and with generally accepted accounting principles.

          1.1.26 "RCF Shareholders" shall mean Novac, Pierres, Morlini, Caroli, Carla Rossi, born in Reggio Emilia on December 23, 1939, having her place of residence at Reggio Emilia, Via Monte Cervino n. 13, tax identification number RSS CRL 39T 63H 223T, Stefano Morlini, born in Reggio Emilia on January 12, 1969, having his place of residence at Reggio Emilia, Via Monte Cervino n. 13, tax identification number MRL SFN 69A 12H 223F and Francesco Morlini, born in Reggio Emilia on December 03, 1970, having his place of residence at Reggio Emilia, Via Monte Cervino n. 13, tax identification number MRL FNC 70T 03H 223V.

          1.1.27 "RCF Shares" shall mean all of the issued and outstanding shares, warrants, debentures, stock options or other rights to an ownership interest in RCF or rights which are capable of being converted into an ownership interest in RCF.

          1.1.28 "RCF Subsidiary" shall mean any company in which RCF is able to cast the majority of votes in ordinary shareholders' meetings and/or in which RCF is able to cast sufficient votes to exercise a dominant influence in ordinary shareholders' meetings and/or

STOCK PURCHASE AGREEMENT                                              PAGE - 4
          over which RCF has a dominant influence by virtue of the particular contractual relationship between RCF and said company.

          1.1.29 "Real Property" shall mean all of the real property owned, occupied or leased by RCF or any RCF Subsidiary, all as more fully set forth in Schedule 1.1.29 to this Agreement.

          1.1.30 "Vicari" means Arturo Vicari, a shareholder of AEB Srl, an Italian company having its registered office at Calderara di Reno (Bologna), Via Roma 116/118, and one of the Novac Shareholders.

          1.1.31 "Vicari Consulting Agreement" shall mean the consulting agreement between RCF and Arturo Vicari attached as Exhibit D.

     1.2 ACCOUNTING PRINCIPLES: Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles which have been established by law in the Republic of Italy, and, where not established by law, established from time to time by the Italian Commissione Nazionale dei Dottori Commercialisti e dei Ragionieri, or any successor body thereto.

     1.3  CURRENCY:   Unless otherwise expressly indicated, all currency amounts set forth in this Agreement are expressed in United States Dollars.

2.   SALE OF RCF SHARES:   At closing and subject to the terms and conditions
of this Agreement, Mackie shall purchase, and the RCF Shareholders shall sell, the RCF Shares. The RCF Shares shall be delivered to Mackie on the Base Price and Earn Out Closing Date, duly endorsed for transfer to Mackie upon the books and records of RCF. Upon Mackie's request in writing any number of the RCF Shares shall be duly endorsed for transfer upon the books and records of RCF by the RCF Shareholders to any other company (which may be a non-U.S. company and a non-Italian company) provided the same agrees in writing to be jointly and severally bound with Mackie by this Agreement, it being understood that Mackie will remain jointly and severally bound by this Agreement with said other company.

3.   SALE OF NOVAC SHARES:   At Mackie's sole option and in lieu of purchase
from Novac of the RCF Shares held in Novac's name, Mackie may elect to purchase from the Novac Shareholders the Novac Shares, and the Novac Shareholders shall sell the Novac Shares to Mackie if Mackie so elects. In the event that Mackie elects to purchase the Novac Shares, the Novac Shareholders warrant jointly and severally that the representations and warranties contained in Exhibit E attached to this Agreement are true and correct as to Novac as of the Base Price and Earn Out Closing Date, and that the truth thereof shall survive the Base Price and Earn Out Closing Date. If Mackie elects to purchase the Novac Shares, it shall pay to the Novac Shareholders that percentage of the Base Price and Earn Out Price as the RCF Shares held by Novac bear to the total RCF Shares, and of that sum each Novac Shareholder shall receive such percentage as the Novac Shares held in his name bear to the total issued and outstanding Novac Shares and the Novac Shares shall be duly transferred to Mackie on the Base Price and Earn Out Closing Date in such a way that said transfer may subsequently be recorded upon the books and records of Novac.


STOCK PURCHASE AGREEMENT                                              PAGE - 5
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4.   PURCHASE PRICE:   On the Base Price and Earn Out Closing Date, Mackie shall
pay the following sums to the RCF Shareholders (or to the RCF Shareholders and the Novac Shareholders, as the case may be) in the indicated manner:

     4.1 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     4.2 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]



     4.3 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     4.4  ALLOCATION OF PURCHASE PRICE AMONG SELLERS:   Unless otherwise
     instructed in writing by all RCF Shareholders, Mackie will pay the Base Price and the Earn Out Price, if any, to each of the RCF Shareholders in such percentage as the RCF Shares held by each bears to the total issued and outstanding RCF Shares; provided, that if Mackie elects to purchase the Novac Shares, the amount to be paid therefore and the persons to be paid in which amounts shall be determined in accordance with Section 3 of this Agreement. With respect to the purchase price paid to each of the RCF Shareholders (or the RCF Shareholders and the Novac Shareholders, as the case may be) ten percent (10%) of the amount paid to each shall be allocated to the covenant not to compete to which they are agreeing in
     Section 12 of this Agreement.

     4.5  METHOD OF PAYMENT:   Unless otherwise instructed in writing prior to
     the appropriate date of payment, Mackie will make payment to each appropriate recipient by non-transferable banker's draft at the time of delivery to Mackie of the duly endorsed certificates representing the RCF Shares and of the transfer to Mackie of the Novac Shares on the Base Price and Earn Out Closing Date, receipt of which payment shall be acknowledged in writing by each recipient.

5. AUDIT AND REVIEW OF RCF FINANCIALS; DUE DILIGENCE

     5.1  AUDIT AND REVIEW:   Following the close of its December 31, 1997,
     fiscal year, RCF will promptly cause the preparation and completion of audited, consolidated financial statements, in compliance with the law, which will include cash flow statements and balance sheets of RCF and the RCF Subsidiaries as of December 31, 1997 ("December 31 Financials"), all to be prepared in accordance with generally accepted accounting principles in a manner consistent with RCF's past practice as previously employed in the RCF Financials and with applicable law. The December 31 Financials will be prepared on an audited basis by Grant Thornton, RCF's certified public accountants, and will be subject to the review and approval of Ernst & Young, Mackie's certified public accountants. Ernst & Young will have full access to Grant Thornton's work papers and other material used in preparing the December 31 Financials, and


STOCK PURCHASE AGREEMENT                                              PAGE - 6
     will be entitled to be present at critical times during the audit process if it so elects. Ernst & Young will have a period of thirty
     (30) days to review and approve the accuracy of the December 31 Financials following their completion by Grant Thornton. If Ernst & Young, with reason, does not approve the accuracy of the December 31 Financials within the stated review period, Mackie and any other company bound jointly and severally with Mackie under this Agreement may refuse to consummate the proposed transaction and they shall have no liability to RCF, the RCF Shareholders or the Novac Shareholders for its/their refusal. If Ernst & Young approves the accuracy of the December 31 Financials ("Approved RCF Financials"), the Approved RCF Financials shall become the basis for determining the amount of the Earn Out Price. To the extent necessary, any adjustments to the December 31 Financials agreed upon by both parties' auditors will be made against the Earn Out Price only, and not the Base Price. RCF shall be responsible for the compensation of Grant Thornton and Mackie shall be responsible for the compensation of Ernst & Young. Each party shall bear the costs of the consultants appointed by said party.

     5.2  DUE DILIGENCE:   From the date hereof through the Base Price and
     Earn Out Closing Date, the RCF Shareholders and the Novac Shareholders shall supply Mackie with all information and data not already in Mackie's possession, including confidential information, necessary to enable Mackie to conduct thorough due diligence for the purpose of verifying the accuracy of the representations and warranties of the RCF Shareholders and the Novac Shareholders as set forth in this Agreement and shall cooperate fully with Mackie and Mackie's appointed representatives and consultants in the carrying out of said due diligence. Said due diligence shall include, without limitation, an examination of the intellectual property rights of RCF and the RCF Subsidiaries, all books and records of Novac, RCF and the RCF Subsidiaries, all contracts currently in force to which Novac, RCF or any RCF Subisidiary is a party and all litigation and arbitration matters, whether in course or threatened, affecting Novac, RCF or any RCF Subisidiary. RCF shall bear the costs of the consultants appointed by RCF in carrying out said due diligence, with the exception of those costs indicated in Schedule 5.2 hereto, which will be borne by Mackie ; Mackie shall bear the costs of the consultants appointed by Mackie in carrying out said due diligence.

6.   REPRESENTATIONS AND WARRANTIES OF THE RCF SHAREHOLDERS:   The RCF
Shareholders jointly and severally and unconditionally represent and warrant that the following statements are true as of the date hereof, will be true as of the Base Price and Earn Out Closing Date, and that such representations and warranties shall survive and remain in effect following the Base Price and Earn Out Closing Date, notwithstanding any independent investigation or review by Mackie or its employees, agents, or independent contractors:

     6.1  CORPORATE ORGANIZATION:   RCF is a corporation duly organized, validly
     existing, and in good standing under the laws of the Republic of Italy, with full corporate power and corporate authority to carry on its business as presently conducted. The Articles of Incorporation (atto costitutivo) and by-laws (statuto) attached as Schedule 6.1 are the current, outstanding versions of RCF's and each RCF Subsidiary's Articles of Incorporation (atto costitutivo) and by-laws (statuto) and any amendments thereto, and there are no other amendments thereto not reflected in Schedule


STOCK PURCHASE AGREEMENT                                              PAGE - 7

     6.1. RCF and the RCF Subsidiaries are qualified to do business in each jurisdiction in which the nature of the business and their ownership of properties would make such qualification necessary and where failure to be so qualified might have a material adverse effect on its assets, business, or financial condition;

     6.2  AUTHORIZATION:   The RCF Shareholders have obtained all necessary
     authorizations and approvals, and RCF and the RCF Subsidiaries have obtained all necessary corporate authorizations and approvals, required for the execution and delivery by RCF and the RCF Shareholders of this Agreement and all other documents or agreements contemplated by this Agreement;

     6.3  VALID AGREEMENT:   This Agreement constitutes the legal, valid, and
     binding agreement of RCF and the RCF Shareholders, enforceable against RCF and the RCF Shareholders in accordance with its terms. There are no agreements by which the RCF Shareholders or RCF are bound or provisions of the Articles of Incorporation (atto costitutivo) or by-laws (statuto) or other governing corporate instruments of RCF which prohibit the transfer of the RCF Shares to Mackie, or require the consent of any third party to such transfer, except such consents as shall have been obtained at or prior to the Base Price and Earn Out Closing Date and except such agreements as shall terminate on or prior to the Base Price and Earn Out Closing Date.
     No RCF Subsidiary is subject to any agreement, understanding or provision of its Articles of Incorporation (atto costitutivo) or by-laws (statuto) which would require it to seek third party consent due to a change in control of RCF or would allow a third party to exercise, with respect to its shares, a right of purchase or other right with respect to any of the rights of ownership thereof upon a change in control of RCF;

     6.4  NO ACTIONS:   No action or proceeding has been instituted or, to the
     best of the RCF Shareholders' knowledge, threatened before any court or governmental body which challenges (i) the execution, delivery, or performance by RCF or the RCF Shareholders of this Agreement, (ii) the consummation by RCF or the RCF Shareholders of the transactions contemplated hereby, or (iii) the transfer of control of the RCF Subsidiaries from the RCF Shareholders to Mackie. To the best of the RCF Shareholders' knowledge, there is no basis for any such action or proceeding;

     6.5  NO CONFLICT:   Neither the execution and delivery by the RCF
     Shareholders or RCF of this Agreement nor the consummation by the RCF Shareholders of the transactions contemplated by this Agreement will conflict with or result in a violation or breach of any provision of, or constitute a default under, RCF's or any RCF Subsidiary's Articles of Incorporation (atto costitutivo) or by-laws (statuto), or any statute, order, judgment, decree, license, permit, rule, or regulation of any court or governmental body by which the RCF Shareholders, RCF or any RCF Subsidiary is bound, or any contract, agreement, or other instrument to which the RCF Shareholders, RCF or any RCF Subsidiary is a party;

     6.6  FINANCIAL MATTERS:


STOCK PURCHASE AGREEMENT                                              PAGE - 8

          6.6.1   RCF FINANCIALS:   The RCF Financials as defined in Section
          1.1.25 are true, correct, and complete in all material respects. The RCF Financials are and have been prepared and maintained in accordance with applicable law and generally accepted accounting principles consistently applied throughout the years.

          6.6.2 APPROVED RCF FINANCIALS : The Approved RCF Financials which will be prepared for the purpose of this transaction will be true, correct and complete in all material respects. The Approved RCF Financials will be prepared and maintained in accordance with applicable law and generally accepted accounting principles consistently applied throughout the preparation of said Approved RCF Financials. They are attached to this Agreement as Exhibit C-1.

          6.6.3   LIABILITIES:   Neither RCF nor any RCF Subsidiary has any
          liabilities or obligations, whether absolute, accrued or contingent, which are not specifically reserved against or reflected as a liability in the RCF Financials (or will not be specifically reserved against or reflected as a liability in the Approved RCF Financials), whether or not such liabilities or obligations were required to be so reflected or reserved in accordance with the law and generally accepted accounting principles, except for those liabilities and obligations set forth in Schedule 6.6.3 hereto;

          6.6.4   ACCOUNTS AND NOTES RECEIVABLE:   The accounts and notes
          receivable reflected in the RCF Financials, or which will be reflected in the Approved RCF Financials, arose from bona fide transactions in the ordinary course of business, and the allowance for doubtful accounts that appears thereon was based on RCF's or any applicable RCF Subsidiary's experience in accordance with the law and generally accepted accounting principles consistently applied;

     6.7  CERTAIN ACTIONS:   Except as set forth in Schedule 6.7 attached, since
     November 8, 1997, through the Base Price and Earn Out Closing Date, there have been (i) no changes in the business, operations, assets or financial condition of RCF which have been materially adverse to RCF or any RCF Subsidiary, (ii) no changes in the capital structure of RCF or any RCF Subsidiary, (iii) no increases or decreases in the number of authorized shares of RCF or any RCF Subsidiary, (iv) no changes in the charter documents of RCF or any RCF Subsidiary, (v) no damage, destruction or loss, whether or not covered by insurance, materially adverse to RCF or any RCF Subsidiary, (vi) no direct or indirect redemption, purchase or other acquisition of any shares of RCF's capital stock or that of any RCF Subsidiary, (vii) no increase in compensation payable to, or to become payable by RCF or any RCF Subsidiary to, any of its officers or employees, or any bonus payment or arrangement to be made with any of them, and (viii) no dividend, distribution or other payment to the shareholders of RCF, whether in cash, stock or other;

     6.8  TITLE TO ASSETS:   Except for the Permitted Encumbrances and the
     Leases, RCF and the RCF Subsidiaries have good and marketable title to all of the Real Property and all equipment, assets and other personal property used by RCF or the RCF Subsidiaries in the operation of their respective business as presently conducted (collectively, all such Real Property, equipment, assets


STOCK PURCHASE AGREEMENT                                              PAGE - 9
     and other personal property, whether owned or leased by RCF or any RCF Subsidiary, is hereafter known as the "Assets"), including, but not limited to, the assets reflected in Schedule 6.8 attached. The Assets represented in the RCF Financials, and which will be represented in the Approved RCF Financials, represent all of the assets customarily used by RCF or the RCF Subsidiaries in the conduct of their respective business. Except for the Permitted Encumbrances, the Assets are free and clear of all mortgages, liens, security interests, charges, encumbrances and restrictions. Each Asset listed in Schedule 6.8 which is also listed in
     Schedule 6.8.1 hereto has been regularly serviced or maintained, is in good operating condition and repair, normal wear and tear excepted, taking into account its age and level of usage and in compliance with all applicable laws and regulations. All of the Leases are in full force and effect, and neither the lessor thereunder nor RCF or the applicable RCF Subsidiary is in material default of the terms thereof;

     6.9  GUARANTEES AND INDEBTEDNESS OF OTHERS:   Except as set forth in
     Schedule 6.9, neither RCF nor any RCF Subsidiary is a guarantor or otherwise liable for any indebtedness of any person or entity other than RCF or an RCF Subsidiary;

     6.10 EMPLOYEE MATTERS:   Schedule 6.10 attached contains a complete list of
     all salaried employees, consultants, commercial intermediaries and agents employed by RCF or any RCF Subsidiary as of the Base Price and Earn Out Closing Date, together with their current rates of compensation. To the best of the RCF Shareholders' knowledge, no such employee, consultant, commercial intermediary or agent is in violation of any non-disclosure agreement or agreement relating to proprietary information by which RCF or any RCF Subsidiary is bound. Except as set forth in Schedule 6.10 attached, neither RCF nor any RCF Subsidiary has any contract with any employee, consultant, commercial intermediary or agent or is bound by any collective bargaining agreement or collective labor agreement with any employees. Since November 8, 1997, there has been no resignation of any employee, agent, commercial intermediary or consultant of RCF or any RCF Subsidiary which would have a material adverse effect upon the operations and business of RCF or the applicable RCF Subsidiary. There is no pending termination of any RCF or any RCF Subsidiary employee, consultant, commercial intermediary or agent which would have a material adverse effect upon the operations and business of RCF or the applicable Subsidiary. Neither RCF nor any RCF Subsidiary is engaged in any unfair, illegal or improper labor practice, nor is there any strike, slowdown, dispute, representation campaign or work stoppage of any kind actually pending or, to the best of the RCF Shareholders' knowledge, threatened against RCF or any RCF Subsidiary. RCF and all RCF Subsidiaries have set aside funds sufficient fully to cover all financial obligations imposed on them in respect of their employees, consultants, commercial intermediaries and agents.

     6.11 ADDITIONAL EMPLOYEE MATTERS:   Schedule 6.11 attached contains a true
     and complete list of all bonus, deferred compensation, severance, profit, pension, retirement, health, medical or life insurance plans or programs or other employee benefit plans or programs, if any, maintained or contributed to by RCF or any RCF Subsidiary (collectively, the "Benefit Plans"). The RCF Shareholders have delivered to Mackie, or made available to Mackie for inspection, true and complete copies of all documents comprising or relating to the Benefit Plans. Except as identified on Schedule 6.11, neither RCF nor any RCF Subsidiary maintains or contributes to, and never has


STOCK PURCHASE AGREEMENT                                              PAGE - 10
     maintained or contributed to, an employee benefit plan or program. Each Benefit Plan is in material compliance with all applicable laws and regulations. All liabilities with respect to any Benefit Plan are accurately reflected in the RCF Financials, or will be accurately reflected in the Approved RCF Financials. To the best of the RCF Shareholders' knowledge, there are no unfunded liabilities with respect to any such Benefit Plan;

     6.12 INTELLECTUAL PROPERTY RIGHTS:   In connection with its operations as
     presently conducted, each of RCF and the RCF Subsidiaries has full right to use (i) its name, (ii) all logos, identifying marks, and styles used by it in connection with the operation of its business, (iii) all trademarks, service marks, copyrights, and trade names, and (iv) trade secrets in each jurisdiction in which it conducts business and there exist no third party rights and/or claims relating thereto. Schedule 6.12 attached contains a complete listing of all patents, copyrights and trademarks owned or held under license by RCF or any RCF Subsidiary. Except as set forth in Schedule 6.12, neither RCF nor any RCF Subsidiary has granted any license in respect of any patent, copyright, trademark or other intellectual property right of RCF or any RCF Subsidiary. None of RCF's or any RCF Subsidiary's operations, Assets or products infringes in any way upon any trademark, service mark, trade name, patent, copyright, logo, identifying mark or other intellectual property held or owned by any third party. Neither RCF nor any RCF Subsidiary is wrongfully using any trade secret of any third party;

     6.13 TAX PAYMENTS:   RCF and each RCF Subsidiary has caused to be properly
     prepared and has filed returns for all national, local and foreign taxes, assessments, and penalties to the extent such filings and payments are required prior to the Base Price and Earn Out Closing Date, and all such returns are materially correct. There is no known or pending asserted deficiency by any national, local, or foreign government with respect to any tax period. The amounts paid as estimated taxes or set up as reserves for taxes on the RCF Financials or the Approved RCF Financials are sufficient for the payment of all accrued and unpaid national and local taxes, real property, personal property, sales, use, withholding and all other taxes imposed on RCF or any RCF Subsidiary in accordance with applicable law as of December 31, 1997, including interest and penalties, if any, with respect to the income, value or other basis for determination of such taxes to which such estimated taxes or reserves relate;

     6.14 MAJOR CONTRACTS:   Schedule 1.1.14 attached contains a true and
     complete list of all currently outstanding agreements, leases or other obligations or commitments, whether written or oral, if any, which are deemed to be Major Contracts and to which RCF or any RCF Subsidiary is a party and by which they are bound and which in any way relate to the ownership or operation or prospects of their respective business operations, including, but not limited to, a complete and accurate list, including all relevant particulars, of all existing such contracts with any of RCF's and the RCF Subsidiary's customers and suppliers, and each of RCF and the RCF Subsidiaries has performed all material obligations required to be performed under such Major Contracts and is not in material default under any of such Major Contracts;

     6.15 LITIGATION:   Except as otherwise completely and accurately set forth
     in Schedule 6.15 to this Agreement, there are no investigations, suits, actions, or legal, administrative, arbitrations, or


STOCK PURCHASE AGREEMENT                                              PAGE - 11
     other proceedings pending or threatened by, against, or affecting RCF, the RCF Subsidiaries or the Assets, or any investigations, suits, actions, or legal, administrative, arbitrations or other proceedings relating to the business of RCF and/or any RCF Subsidiary pending or threatened by, against, or affecting the RCF Shareholders and/or any employees, consultants, commercial intermediaries or agents of RCF and/or the RCF Subsidiaries. To the best of the RCF Shareholders' knowledge, there are no events or circumstances which could form the basis of any such suit, action, proceeding, or investigation;

     6.16 COMPLIANCE WITH LAWS: The business and operations of RCF and the RCF Subsidiaries have been conducted through the Base Price and Earn Out Closing Date in accordance with all applicable laws, ordinances, rules, and regulations, violation of which, individually or in the aggregate, might materially and adversely affect the assets, business or prospects of RCF or the RCF Subsidiaries. Neither RCF nor the RCF Subsidiaries is in violation of, or in default under, any term or provision of any instrument relating to its formation and the governance of its business and affairs, or of any lien, indenture, mortgage, lease, agreement, instrument, commitment, or other arrangement;

     6.17 LICENSES:   Each of the Permits is in full force and effect, no
     limitation, suspension or cancellation thereof of any kind is threatened, and no other such licenses, authorizations or permits are required for the operation of RCF's or the RCF Subsidiaries' business as presently conducted;

     6.18 INSURANCE MATTERS:   Schedule 6.18 attached sets forth a complete and
     accurate list of all insurance policies covering RCF and any RCF Subsidiary (including their respective expiration dates) which are presently in effect or which were in effect for the three (3) years prior to the Base Price and Earn Out Closing Date. All said policies are adequate to cover the risks they are intended to cover and all premiums due for such policies have been paid and no notice of termination has been received, and each such policy is in full force and effect for the stated period of coverage;

     6.19 COMPETITIVE INTERESTS:   Neither any RCF Shareholder, Novac
     Shareholder nor any officer, director, consultant or principal employee of RCF or any of the RCF Subsidiaries owns, directly or indirectly, an interest in any partnership, association, entity or corporation (other than as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation) which presently is conducting a business similar to that conducted by RCF or any RCF Subsidiary as a competitor of RCF or any RCF Subsidiary. To the best of the RCF Shareholders' knowledge, neither any RCF Shareholder, Novac Shareholder nor any officer, director, consultant or principal employee of RCF or any of the RCF Subsidiaries is presently engaged, directly or indirectly, in any activity which would compete with the present business of RCF or any RCF Subsidiary (except for Vicari's involvement with AEB SRL, an Italian corporation as described in
     Section 12.1 and except as otherwise completely and accurately set forth in
     Schedule 6.19 to this Agreement);

     6.20 NO BROKERS:   Neither the RCF Shareholders, the Novac Shareholders nor
     RCF or any RCF Subsidiary has incurred any liability to any broker, finder, or agent for any brokerage fees,


STOCK PURCHASE AGREEMENT                                              PAGE - 12
     finders' fees, or commissions with respect to the transactions contemplated by this Agreement, except that the RCF Shareholders and the Novac Shareholders have incurred liability for brokerage fees to the broker Madison Capital Group USA, LLC, New York, which fees shall be paid for entirely by the RCF Shareholders and the Novac Shareholders from the proceeds of the sale of shares contemplated by this Agreement.

     6.21 CUSTOMER MATTERS:   Except as set forth in Schedule 6.21 attached, no
     single supplier or customer who accounted for more than 10% of RCF's or any RCF Subsidiary's purchases or sales during its most recent complete fiscal year, or the fiscal year to date, nor any supplier who is a material source of supply of any goods essential to the business of RCF or any RCF Subsidiary, has cancelled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with RCF or the applicable RCF Subsidiary;

     6.22 CONDITION OF REAL PROPERTY: All of the Real Property is zoned in such a manner by the appropriate governing jurisdiction as to permit the present operation of RCF's or the RCF's Subsidiary's business conducted thereon, and does not encroach upon any contiguous property. The Real Property and all structures located thereon are in compliance with all applicable laws and all structures located upon such Real Property are in compliance with all applicable building codes and building regulations and have received all appropriate certificates of occupancy;

     6.23 MATERIALS AND SUBSTANCES; WORKPLACE:   Except as otherwise provided in
     Schedule 6.23 hereto, any handling, disposition, transportation, storage, treatment and/or usage of Materials and Substances as hereinafter defined by RCF or any RCF Subsidiary has been in compliance with all applicable national (including European Union) and local (including regional, provincial and municipal) laws, regulations and ordinances; and no leak, spill, release, discharge, emission or disposal of Materials and Substances has occurred during RCF's or any RCF Subsidiary's business operations in violation of applicable national (including European Union) and local (including regional, provincial and municipal) laws, regulations and/or ordinances. The Real Property and the soil, groundwater, and soil vapor on or under any of the Real Property is free of all Materials and Substances, the presence of which would constitute a violation of applicable national (including European Union) and/or local (including regional, provincial and municipal) laws, regulations and/or ordinances. As used herein, the term "Materials and Substances" means waste of any sort and any toxic or otherwise hazardous substance or material in accordance with applicable law, including but not limited to those to which Decreto Legislativo no. 22 of February 5, 1997 and/or Decreto Legislativo no. 52 of February 3, 1997 apply, petroleum products, or such other substances, materials, and wastes that are regulated under any applicable local (including regional, provincial and municipal) or national (including European Union) law or regulation, including radioactive substances and asbestos. Any electroplating which has been carried out by RCF and/or any RCF Subsidiary or has otherwise been carried out on the Real Property has not given rise to any violation of applicable national (including European Union) and/or local (including regional, provincial and municipal) laws, regulations and/or ordinances. In addition, RCF and all RCF Subsidiaries are and at all times in the past have been, in compliance with all applicable national (including European Union) and local (including regional, provincial and municipal) laws and regulations governing (a) environmental protection, including without


STOCK PURCHASE AGREEMENT                                              PAGE - 13
     limitation Law no. 319 of May 10, 1976 as amended, Decreti Legislativi nos. 132 and 133 of January 27, 1992 and D.P.R. no. 203 of May 24, 1988 and (b) hygiene and safety in the workplace, including without limitation Decreto Legislativo no. 626 of September 19, 1994 as amended by Decreto Legislativo no. 242 of March 19, 1996;

     6.24 BOOKS AND RECORDS:   All books and records of RCF or any RCF
     Subsidiary required to be maintained by applicable law or reasonably necessary in the operation of RCF's or the RCF Subsidiary's business, including but not limited to the charter documents (including amendments thereto), all minutes of the proceedings of the Board of Directors and shareholders, all accounting records, all tax returns, all current insurance policies and all permits, orders and authorizations issued by any regulatory authority are in the possession of RCF or the RCF Subsidiary, are complete and correct and have been regularly kept in accordance with applicable law;

     6.25 PAYMENTS TO RCF SHAREHOLDERS:   Except for salary, bonuses, director
     or consulting fees, rent, benefits, expense reimbursements and similar amounts payable by RCF or any RCF Subsidiary to the RCF Shareholders in the ordinary course of business, all outstanding amounts due RCF or any RCF Subsidiary from the RCF Shareholders and vice versa on or prior to the Base Price and Earn Out Closing Date have been paid in full or otherwise settled or compromised and the RCF Shareholders shall receive no additional payments in any form on or before the Base Price and Earn Out Closing Date from the earnings of RCF or any RCF Subsidiary or otherwise, except as otherwise expressly provided in section 4.2 above in respect of the Earn Out Price. Except as described in the preceding sentence and/or in Schedule
     6.25 hereto, none of the RCF Shareholders or the Novac Shareholders has any expectation of any sums due him as a result of being an officer, director or consultant (and not in his capacity as an employee) of RCF or any of the RCF Subsidiaries for periods prior to the Base Price and Earn Out Closing Date;

     6.26 CAPITALIZATION OF RCF: The authorized capital stock, and the total issued and outstanding shares, of RCF and the RCF Subsidiaries consists entirely of the shares set forth in Schedule 6.26 attached. The RCF Shares and the issued and outstanding shares of each RCF subsidiary have been duly authorized, validly issued, are fully paid, and are non-assessable. Other than the RCF Shares, RCF does not have outstanding any other stock or securities convertible into or exchangeable for any shares of its capital stock, any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to the issuance of, any of its capital stock or any securities convertible into or exchangeable for any of its capital stock. RCF is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the RCF Subsidiaries are wholly owned by RCF except as specifically set forth in Schedule 6.26;

     6.27 RCF SHARES AND RCF SUBSIDIARY STOCK:   The RCF Shares and the issued
     and outstanding shares of each RCF Subsidiary are free and clear of any liens, encumbrances, pledges, security interests, restrictions on transfer, voting trusts or voting agreements which would continue to exist following the Base Price and Earn Out Closing Date. This Agreement, upon compliance


STOCK PURCHASE AGREEMENT                                              PAGE - 14
     with the terms and satisfaction of the conditions contained therein, is sufficient to transfer good and marketable title to the RCF Shares to Mackie;

     6.28 PRODUCT LIABILITY: The products manufactured and/or sold by RCF prior to the Base Price and Earn Out Closing Date are in compliance with safety requirements and with all applicable laws and regulations concerning product liability and to the extent that any claim relating to said products is not covered by insurance, the RCF Shareholders shall be solely responsible for said claim with the understanding that, should the uncovered amount of such claim, together with any other claim under Section
     13.1 hereof, exceed the sum of the stand-by letter of credit in favor of Mackie referred to in Section 13.6 of this Agreement, then the RCF Shareholders shall be liable for said excess sum only in cases of fraudulent warranties and/or misrepresentations made with fraudulent intent.

     6.29 DISCLOSURE: All relevant information concerning RCF and/or any RCF Subsidiary has been disclosed to Mackie.

     6.30 REPRESENTATIONS AND WARRANTIES:   No representations or warranties by
     the RCF Shareholders set forth in this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statement and facts contained herein not misleading, it being understood that no breach of a representation in this Agreement will automatically and in and of itself constitute proof that the representation was made with fraudulent intent.

7.   MACKIE'S REPRESENTATIONS AND WARRANTIES:   Mackie represents and warrants
that the following statements are true, will be true as of the Base Price and Earn Out Closing Date, and that such representations and warranties shall survive and remain in effect following the Base Price and Earn Out Closing Date notwithstanding any independent investigation or review by the RCF Shareholders (or the Novac Shareholders, as the case may be) or their employees, agents, or independent contractors:

     7.1  CORPORATE ORGANIZATION:   Mackie is a corporation duly organized,
     validly existing and in good standing under the laws of the State of Washington, USA, with full power and authority to carry on its business as now conducted and to enter into and carry out the terms of this Agreement;

     7.2  CORPORATE AUTHORIZATION:   Mackie has obtained all necessary corporate
     and other authorizations and approvals required for its execution and delivery of the documents or agreements contemplated by this Agreement, except the approval (if required) of the Italian Antitrust Authority or the European Union competition authority which is the subject of Mackie's obligation set forth in Section 11.4 below;

     7.3  VALID AGREEMENT:   This Agreement constitutes the legal, valid, and
     binding agreement of Mackie, enforceable against Mackie in accordance with its terms. There are no agreements by which Mackie is bound or provisions of its Articles of Incorporation, bylaws or other governing corporate instruments which prohibit the contemplated transaction or require the consent of any third party to such transaction, except such consents as shall have been obtained at or prior to the Base Price and Earn Out Closing Date;


STOCK PURCHASE AGREEMENT                                              PAGE - 15

     7.4  NO ACTIONS:   No action or proceeding has been instituted or, to the
     best knowledge of Mackie, threatened before any court or governmental body which challenges (i) the execution, delivery or performance by Mackie of this Agreement, or (ii) the consummation by Mackie of the transactions contemplated thereby. To the best of Mackie's knowledge there is no basis for any such action or proceeding;

     7.5  NO CONFLICT:   Neither the execution and delivery by Mackie of this
     Agreement nor the consummation by Mackie of the transactions contemplated by this Agreement will conflict with or result in a violation or breach of any provision of, or constitute a default under, Mackie's Articles of Incorporation or bylaws, or any statute, order, judgment, decree, license, permit, rule, or regulation of any court or any governmental body by which Mackie is bound, or any contract, agreement, or other instrument to which Mackie is a party;

     7.6  NO BROKERS:   Mackie has not incurred any liability to any broker,
     finder or agent for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated by this Agreement;

     7.7  REPRESENTATIONS AND WARRANTIES:   No representations or warranties by
     Mackie set forth in this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statement and facts contained herein not misleading.

8.   CERTAIN AGREEMENTS:

     8.1  NOTIFICATION OF BREACH:   Mackie, the Novac Shareholders and the RCF
     Shareholders shall promptly notify the other parties of any action or inaction by any of them or any other person and any information which they shall discover, which shall render inaccurate in any material respect any of the respective representations and warranties contained in this Agreement.

     8.2  UPDATE OF EXHIBITS AND SCHEDULES:   On the Base Price and Earn Out
     Closing Date, the RCF Shareholders (and the Novac Shareholders, as the case may be) shall provide a certificate to Mackie which identifies any modifications or changes to the Exhibits and Schedules arising from events out of RCF's, any RCF Subsidiary's and/or the RCF Shareholders' (or Novac's and/or the Novac Shareholders', as the case may be) reasonable control which have occurred between the date of the Exhibit or Schedule in question
     and the Base Price and Earn Out Closing Date, if any.   To the extent any
     such changes have been disclosed on the certificate, the RCF Shareholders (or the Novac Shareholders, as the case may be) shall not be deemed to be in default of their representations or warranties under this Agreement as a result of any such event, but Mackie and any other company bound jointly and severally with Mackie under this Agreement may elect not to proceed with the contemplated transaction.

     8.3  THIRD PARTY CONSENTS:   Mackie, the Novac Shareholders and the RCF
     Shareholders shall use their respective best efforts to obtain the consent or approval of each third party whose consent or approval is required for the consummation of the transactions contemplated by this Agreement.


STOCK PURCHASE AGREEMENT                                              PAGE - 16

     8.4  CORPORATE ACTIONS PROHIBITED:   Without Mackie's express prior written
     consent, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Base Price and Earn Out Closing Date neither Novac, RCF nor any RCF Subsidiary shall:

          8.4.1 declare and/or pay any dividend, whether in cash, stock or kind;

          8.4.2 dissolve or merge or consolidate with any other person or entity;

          8.4.3 change any method of accounting from that previously used in their respective financials or their respective books of account, including, but not limited to the RCF Financials;

          8.4.4 amend their respective Articles of Incorporation (atto costitutivo) or by-laws (statuto);

          8.4.5 issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of its capital stock, or grant or issue, or agree to grant or issue, any options, warrants or other rights calling for the issue thereof;

          8.4.6 suffer or cause to be suffered any material increase or decrease to their respective accounting reserves;

          8.4.7   cause or suffer any material damage to the Assets;

          8.4.8 fail to pay, in full as they come due, all of the wages, salaries, overtime and deferred compensation, bonuses, vacation pay, benefits, pension, tax, unemployment, termination indemnities, industrial insurance obligations and other economic obligations with respect to its employees , agents, consultants and commercial intermediaries;

          8.4.9   sell, encumber or dispose of any of the Assets;

          8.4.10 enter into any Major Contract, make or permit, or agree to make or permit, any material alteration in any existing Major Contract to which it is a party;

          8.4.11  surrender or forfeit any Permit;

          8.4.12 grant, adopt or amend any employment agreement, profit sharing, compensation, bonus, deferred compensation, pension, retirement or other employee benefit plan, agreement, fund trust or arrangement for the benefit or welfare of any employee or agree to do the same;

          8.4.13 settle any material litigation, legal, administrative, arbitration or other proceeding, claim or tax audit; or,


STOCK PURCHASE AGREEMENT                                              PAGE - 17

          8.4.14 cause or suffer any material default in any Lease or Major Contract.

9.   CLOSING:   The  Base Price and Earn Out Closing shall occur on the
specified date and commence at the hour of 7:30 p.m., at the offices of Notaio Andrea Errani, located at Via Dante 6, Bologna, Italy, or at such other time and place as the parties may mutually agree in writing. Delivery of the RCF Shares (and the Novac Shares, as the case may be) shall occur at the Base Price and Earn Out Closing before an Italian notary of Mackie's choice, as notified by Mackie to the other parties hereto; the notary shall attest to the authenticity of the signatures and carry out all necessary formalities with the full cooperation of the parties and the expenses in respect of said formalities shall be borne by Mackie and/or any company bound jointly and severally with Mackie under this Agreement; nothing which shall thereafter occur shall affect Mackie's title thereto, and, as between the parties, Mackie shall thereafter be the sole owner of, and have the sole custody of, RCF and the RCF Subsidiaries (and Novac, as the case may be). At the Base Price and Earn Out Closing, all deliveries, including without limitation, delivery by Mackie of the purchase price for the RCF Shares (and the Novac Shares, as the case may be) pursuant to Section 4 above, shall be considered to have taken place simultaneously as a single transaction, and no delivery shall be considered to have been made until all deliveries are completed. At the Base Price and Earn Out Closing the RCF Shareholders (and the Novac Shareholders, as the case may be) shall deliver to Mackie the letters of resignation of all the directors and, possibly, of all statutory auditors ("sindaci") of RCF and the RCF Subsidiaries (and Novac, as the case may be) and, all parties shall be prepared to deliver all executed documents necessary to consummate the transactions contemplated by this Agreement.

10.  MACKIE'S CONDITIONS PRECEDENT TO CLOSING:   The obligation of Mackie to
consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Base Price and Earn Out Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Mackie in writing):

     10.1 REPRESENTATIONS AND WARRANTIES:   All representations and warranties
     of the RCF Shareholders and/or of the Novac Shareholders contained in this Agreement shall be true and correct in all material respects as of the Base Price and Earn Out Closing Date as if made at and as of such date. The RCF Shareholders (and the Novac Shareholders, as the case may be) shall have delivered a certificate to Mackie to that effect in form and substance reasonably satisfactory to Mackie (such as the draft certificate contained in Exhibit F hereto) dated as of the Base Price and Earn Out Closing Date;

     10.2 CONDUCT OF OPERATIONS:   RCF's, Novac's and the RCF Subsidiaries'
     business and operations shall have been conducted in accordance with the provisions of Section 8 of this Agreement;

     10.3 COVENANTS AND AGREEMENTS:   The RCF Shareholders and the Novac
     Shareholders shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Base Price and Earn Out Closing Date;


STOCK PURCHASE AGREEMENT                                              PAGE - 18

     10.4  NO ACTIONS:   No action or proceeding shall have been instituted or
     threatened and no administrative or court order shall be in effect (i) seeking to prevent or make illegal the contemplated sale by the RCF Shareholders (or the Novac Shareholders, as the case may be) or the contemplated purchase by Mackie, or the consummation by RCF, the RCF Shareholders, the Novac Shareholders or Mackie of the transactions contemplated hereby, or (ii) which would materially and adversely affect the operation of the business of RCF or any RCF Subsidiary;

     10.5 CONSENTS: Either RCF or the RCF Shareholders shall have obtained, if required, the consent of (i) the owner of any leased Asset to an assignment of the lease or tenancy, or (ii) the maker of any Major Contract by which RCF or any RCF Subsidiary is bound;

     10.6  DELIVERY OF CERTIFICATES:   The RCF Shareholders (and the Novac
     Shareholders, if applicable) shall deliver or have delivered to Mackie all certificates representing the RCF Shares duly and properly endorsed for transfer to Mackie and shall cause the Novac Shares to be transferred to Mackie on Novac's book of shareholders ("quotisti");

     10.7  APPROVALS:   RCF and the RCF Shareholders shall have secured all
     authorizations and approvals, if any, of national and European Union and local authorities (or exemptions therefrom) which are required for the execution and delivery of this Agreement or the consummation of the proposed transaction;

     10.8 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     10.9  DOGLIONI CONSULTING AGREEMENT:   Doglioni shall have executed and
     delivered the Doglioni Consulting Agreement;

     10.10 VICARI CONSULTING AGREEMENT:   Vicari shall have executed and
     delivered the Vicari Consulting Agreement;

     10.11 MACKIE BOARD APPROVAL: The approval of the Board of Directors of Mackie shall have been obtained to this Agreement and the consummation of the transaction contemplated by this Agreement on or before June 29, 1998;

     10.12 ASSETS: Title to all of the Assets shall be good and marketable, free and clear of all encumbrances, security interests and liens except the Permitted Exceptions and the Leases;

     10.13 ERNST & YOUNG APPROVAL:   Ernst & Young shall have approved the
     December 31 Financials;

     10.14 FIRST DEMAND BANK GUARANTY:   The RCF Shareholders and the Novac
     Shareholders shall deliver or have delivered the First Demand Bank Guaranty; and,


STOCK PURCHASE AGREEMENT                                              PAGE - 19

     10.15     ENVIRONMENTAL AUDIT:   Mackie shall have received the results of
     an environmental audit performed by an environmental auditor chosen by Mackie and acceptable to the RCF Shareholders, on the properties owned, leased or occupied by RCF or the RCF Subsidiaries, the cost of which audit shall be borne equally by Mackie on the one part and by RCF on the other part, and the audit shall have disclosed no breaches of applicable law and regulations and no hidden or potential liability for failure to comply with future legal requirements which are known as of the date of this Agreement. The report of said environmental auditor and the written observations of RCF in response thereto, if any, will be attached to this Agreement as
     Schedule 10.15.

     10.16 DUE DILIGENCE: The RCF Shareholders and the Novac Shareholders shall have fully cooperated with and enabled Mackie to complete the due diligence described in Section 5.2 above and said due diligence shall not have revealed any material inaccuracy in the representations and warranties of the RCF Shareholders set forth in this Agreement.

11. THE RCF SHAREHOLDERS' CONDITIONS PRECEDENT TO CLOSING: The obligation of the RCF Shareholders (or the RCF Shareholders and the Novac Shareholders, as the case may be) to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Base Price and Earn Out Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the RCF Shareholders (or the RCF Shareholders and the Novac Shareholders, as the case may be) in writing):

     11.1 REPRESENTATIONS AND WARRANTIES:   All representations and warranties
     of Mackie contained in this Agreement shall be true and correct in all material respects as of the Base Price and Earn Out Closing Date as if made
     at and as of such date.   The RCF Shareholders shall be unaware of any
     action or inaction by Mackie or any other person or any information discovered which renders inaccurate any of Mackie's representations and warranties contained in this Agreement. Mackie shall have delivered certificates to the RCF Shareholders to that effect in form and substance reasonably satisfactory to the RCF Shareholders dated as of the Base Price and Earn Out Closing Date;

     11.2 COVENANTS AND AGREEMENTS:   Mackie shall have performed and satisfied
     all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Base Price and Earn Out Closing Date;

     11.3 NO ACTIONS:   No action or proceeding shall have been instituted or
     threatened, and no administrative or court order shall be in effect, seeking to prevent or make illegal the delivery by the RCF Shareholders (or the Novac Shareholders, if applicable) or the acquisition by Mackie of the RCF Shares (or the Novac Shares, if applicable), or the consummation by the RCF Shareholders, the Novac Shareholders or Mackie of the transactions contemplated hereby;

     11.4 APPROVALS: Mackie shall have secured all authorizations and approvals, if any, from all United States and foreign federal, state or local authorities and from all European Union authorities and all authorities of the single member states of the European Union (or exemptions therefrom) which are required for their execution and delivery of this Agreement;


STOCK PURCHASE AGREEMENT                                              PAGE - 20

     11.5 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     11.6 [The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

     11.7 NOVAC SHARES: Mackie shall have opted to purchase the Novac Shares in accordance with Section 3 above, it being understood that should Mackie have opted not to purchase the Novac Shares, then the RCF Shareholders shall have no obligation to consummate the transactions contemplated by this Agreement.

12.  COVENANT NOT TO COMPETE:   The parties hereby acknowledge and agree that
the provisions of this Section 12 are necessary to ensure that Mackie will receive the full value of the business assets and goodwill of RCF upon the consummation of the transactions contemplated by this Agreement and that, but for the provisions of this Section 12, the acquisition contemplated by this Agreement would not be implemented. Accordingly:

     12.1 NONCOMPETITION:

     12.1.1    GENERAL PROVISION:   Except as provided in Sections 12.1.2,
     12.1.3 and 12.1.4 below, for a period of three (3) years from and after the Base Price and Earn Out Closing Date, neither the RCF Shareholders nor the Novac Shareholders shall, directly or indirectly, singly or in partnership or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as officer, director, consultant, employee, independent contractor, principal, or agent, or as shareholder, partner, or owner exercising a direct or indirect management function in or a material influence on any of the following businesses or otherwise, carry on and/or be engaged in and/or finance, guarantee the indebtedness of, or permit his or its name or credit to be used while exercising a direct or indirect management function in or material influence on any of the following businesses, anywhere in the world where the products of RCF or any RCF Subsidiary are sold as of the Base Price and Earn Out Closing Date in any way in conjunction with:

          12.1.1(a) any company manufacturing speakers used in installed sound
          application, including        without limitation, those used in
          commercial buildings, and known in the trade as "70 Volt Business";

          12.1.1(b) any manufacturer of video projection and/or audio equipment, including, in particular, compression drivers and woofers, consumer HiFi, auto audio equipment and installed sound (such as that used in movie theaters); or,

          12.1.1(c) any business which is competitive with the business of RCF or any RCF Subsidiary as presently conducted.

          Provided, that nothing in this covenant not to compete shall prevent Vicari from engaging in


STOCK PURCHASE AGREEMENT                                              PAGE - 21
          the above described activities in connection with the business known as AEB SRL ("AEB"), as such business is conducted as of the date of this Agreement. AEB principally is engaged in the business of manufacturing various items of audio equipment, including mixers.

     12.1.2 In the event that the employment by RCF of Caroli and/or Mr. Pier Emilio Catellani ("Catellani") and/or Mr. Fausto Davoli ("Davoli") is terminated without a good cause ("giusta causa"), Mackie and RCF shall ensure that, in said termination, RCF respects the collective labor agreement in effect by paying the number of months' notice pay contractually due to him/them by virtue of his/their age(s) and number of years of service, as well as a supplemental severance pay equal to the average of the minimum and maximum number of months' pay provided for by contract, with reference to his/their legal and de facto employment and compensation situations as of November 8, 1997. In consideration of this undertaking by Mackie and RCF and conditional upon its full performance, Caroli, Catellani and Davoli hereby agree to be bound by the provisions of this Section 12 and agree that this Section 12 shall be valid and effective in its entirety and shall continue to bind Caroli, Catellani and Davoli in the event that they voluntarily resign their positions with RCF. Should the employment by RCF of Caroli, Catellani and/or Davoli be terminated by RCF for any cause and/or reason, the provisions of Sections 12.2, 12.3, 12.4, 12.5, 12.6 and 12.7 below shall continue to apply and to bind the terminated individual(s) and the provisions of Section 12.1.1 above shall cease to apply to the terminated individual(s) except that, for three (3) years following the Base Price and Earn Out Closing Date, the terminated individual(s) shall not, directly or indirectly, create and/or form or cause to be created and/or formed and/or acquire an ownership interest in any business described in Section 12.1.1(a), 12.1.1(b) and/or 12.1.1(c ), anywhere in the world where the products of RCF or any RCF Subsidiary are sold as of the Base Price and Earn Out Closing Date ; subject to the foregoing limitations, it is understood that the terminated individual(s) may work as employees and/or consultants for such competing businesses, and that Davoli alone may call on and/or interfere with and/or accept business from any person or firm who was a customer at any time of RCF and/or an RCF Subsidiary only if Davoli's employment by RCF is terminated by RCF, Davoli is not subsequently hired by RCF as a consultant, and Davoli is subsequently employed by a competing business as described in Section 12.1.1(a), 12.1.1(b) and/or 12.1.1(c).

     12.1.3  The provisions of Sections 12.2, 12.3, 12.4, 12.5, 12.6 and 12.7 below shall apply to and bind Mr. Giancarlo Gandolfi ("Gandolfi") and the provisions of Section 12.1.1 above shall not apply to Gandolfi except that, for (3) years following the Base Price and Earn Out Closing Date, Gandolfi shall not, directly or indirectly, create and/or form or cause to be created and/or formed and/or acquire an ownership interest in any business described in Section 12.1.1(a), 12.1.1(b) and/or 12.1.1(c ), anywhere in the world where the products of RCF or any RCF Subsidiary are sold as of the Base Price and Earn Out Closing Date ; subject to the foregoing limitations, it is understood that Gandolfi may work as an employee and/or consultant for such competing businesses and may call on and/or interfere with and/or accept any business from the following firms which are/were customers at any time of RCF and/or an RCF Subsidiary: Phonocar S.p.A. and Sound Corporation di Gianni Toschi & C. s.a.s.


STOCK PURCHASE AGREEMENT                                              PAGE - 22

     12.1.4 Except as otherwise agreed in writing by Mackie, RCF and/or any RCF Subsidiary and Mr. Renzo Rossi ("Rossi"), pursuant to which agreement Rossi is hired or retained in some professional capacity for which he is compensated, the non-competition provisions of Section 12.1.1 shall not apply to Rossi but the provisions of Sections 12.2, 12.3, 12.4, 12.5, 12.6 and 12.7 shall apply to and bind Rossi, except that Rossi may call on and/or interfere with and/or accept any business from any person or firm who was a customer at any time of RCF and/or an RCF Subsidiary. Should the working relationship between RCF Artesuono S.r.l. and Ms. Laura Pisi ("Pisi") cease for any cause and/or reason, the non-competition provisions of Section 12.1.1 shall automatically cease to apply to Pisi but Pisi shall remain bound by the provisions of Sections 12.2, 12.3, 12.4, 12.5,
     12.6 and 12.7, except that Pisi may call on and/or interfere with and/or accept any business from any person or firm who was a customer at any time of RCF and/or an RCF Subsidiary.

     12.2 NONDISCLOSURE:   Neither the RCF Shareholders nor the Novac
     Shareholders shall disclose or use in any way any of RCF's and/or any RCF Subsidiary's proprietary technical know-how including, but not limited to, manufacturing processes, (materials, supply sources, formulations), product development and applications. Moreover, during the three (3) year period commencing with the Base Price and Earn Out Closing Date neither the RCF Shareholder nor the Novac Shareholders shall disclose or use in any way any of RCF's and/or any RCF Subsidiary's proprietary business information relating to products, operations, customer lists, pricing policies, or marketing plans;

     12.3 NONSOLICITATION OF CUSTOMERS:   Except as otherwise expressly provided
     in Section 12.1 above, during the three (3) year period commencing with the Base Price and Earn Out Closing Date neither the RCF Shareholders nor the Novac Shareholders shall, directly or indirectly, either for their own benefit or for the benefit of others, solicit, call on, interfere with, accept any business from, or attempt to divert away from RCF and/or any RCF Subsidiary any person or firm who was a customer at any time of RCF and/or an RCF Subsidiary;

     12.4 NONSOLICITATION OF EMPLOYEES; CONSULTANTS AND INTERMEDIARIES:   During
     the three (3) year period commencing with the Base Price and Earn Out Closing Date, neither the RCF Shareholders nor the Novac Shareholders shall, directly or indirectly, employ, utilize the services of, offer to employ or to utilize the services of, solicit or enlist any employee, agent, commercial intermediary or consultant of RCF and/or any RCF Subsidiary to leave such entity's employ for any reason;

     12.5 INJUNCTIVE RELIEF:   In addition to damages suffered by Mackie, RCF or
     any RCF Subsidiary as a result of the RCF Shareholders' or the Novac Shareholders' breach of this paragraph, these latter agree that Mackie, RCF or the RCF Subsidiary, as the case may be, shall be entitled to the granting of an injunction to prohibit violations of this paragraph upon reasonable proof of the occurrence of any event which contravenes its terms;

     12.6 TERMS:   The RCF Shareholders and the Novac Shareholders acknowledge that the provisions of this Section have been considered by them, and are reasonable as to time, area, and extent, having regard to all circumstances of this transaction; and,


STOCK PURCHASE AGREEMENT                                              PAGE - 23

     12.7 SEVERABILITY:   If any provision of this Section shall be
     unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Section shall be and remain valid and binding upon and enforceable by the parties hereto; the parties hereto shall, in good faith, substitute the invalid provision with a valid provision having, to the extent legally possible, similar content. In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

13.  INDEMNIFICATION:

     13.1 BY THE RCF SHAREHOLDERS:   The RCF Shareholders and the Novac
     Shareholders shall hold Mackie, RCF and the RCF Subsidiaries harmless from, and defend them against, any and all claims, losses, expenses, obligations, and liabilities, including court costs and attorneys' fees, which arise or result from, or are incident to (i) the inaccuracy or breach of any representation or warranty of the RCF Shareholders or the Novac Shareholders, (ii) any default or failure of the RCF Shareholders or the Novac Shareholders to perform commitments or obligations under this Agreement, (iii) any act or omission of the RCF Shareholders or the Novac Shareholders which constitutes a breach or default under this Agreement, or
     (iv) the operation of RCF's business prior to December 31, 1997, which are not disclosed or fully reserved against in the RCF Financials or the Approved RCF Financials. The RCF Shareholders and the Novac Shareholders shall reimburse Mackie, RCF and the RCF Subsidiaries following the procedure indicated hereinbelow for any payment made or loss suffered by them at any time after the Base Price and Earn Out Closing Date in respect of any damages to which the foregoing indemnity relates. Consummation of the transaction contemplated under this Agreement shall not be deemed or construed to be a waiver of any right or remedy of Mackie, RCF or the RCF Subsidiaries. In addition to its other remedies, Mackie, RCF or the RCF Subsidiaries may offset any amounts which may become owing hereunder against any sums due the RCF Shareholders or the Novac Shareholders under this Agreement or any agreement contemplated by this Agreement. The RCF Shareholders and the Novac Shareholders may offset any unforeseen gains or credits of RCF relating to the period prior to the Base Price and Earn Out Closing Date against any unforeseen losses of RCF for which the RCF Shareholders and the Novac Shareholders are liable hereunder which have already accrued. The parties hereby acknowledge and agree that the aggregate liability of the RCF Shareholders and the Novac Shareholders to Mackie, RCF and/or the RCF Subsidiaries pursuant to this Section 13.1 shall be limited to $1,000,000, except for liability in respect of misrepresentations made with fraudulent intent and/or fraudulent warranties, which shall be unlimited. Should they fail to maintain in existence the third party liability insurance policies of RCF existing as of the Base Price and Earn Out Closing Date and listed in Schedule 6.18 hereto or similar insurance policies, in either case, with maximum limits of insurance or liability on the part of the insurer not less than those contained in the third party liability insurance policies of RCF existing as of the Base Price and Earn Out Closing Date and listed in Schedule 6.18, then Mackie, RCF and the RCF Subsidiaries shall lose all indemnification rights hereunder vis a vis the RCF Shareholders and the Novac Shareholders in respect of those claims which would have been covered by said third party liability insurance policies.


STOCK PURCHASE AGREEMENT                                              PAGE - 24

     13.2 BY MACKIE AND RCF:   Mackie and RCF shall hold the RCF Shareholders
     and the Novac Shareholders harmless from, and defend them against, any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including court costs and attorneys' fees, which arise, result from, or are incident to (i) the inaccuracy or breach of any representation or warranty of Mackie contained in this Agreement, (ii) any default of Mackie's commitments or obligations under this Agreement, (iii) any act or omission of Mackie which constitutes a breach or default under this Agreement, or
     (iv) the operation of RCF's business subsequent to the Base Price and Earn Out Closing Date. Mackie and RCF shall reimburse the RCF Shareholders or the Novac Shareholders following the procedure indicated in Section 13.3 hereinbelow for any payment made or loss suffered by them at any time after the Base Price and Earn Out Closing Date in respect of any damages to which the foregoing indemnity relates. Consummations of the transactions contemplated by this Agreement shall not be deemed or construed to be a waiver of any right or remedy of the RCF Shareholders and the Novac Shareholders, as the case may be.

     13.3 INDEMNIFICATION PROCEDURE : MATTERS INVOLVING CLAIMS OF THIRD PARTIES:
     The party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim or demand, whether in court or out of court, involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply, and shall give the Indemnitor twenty (20) days from the date of receipt of said notice in which to elect to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld, and who, should said approval be given and should the Indemnitor elect to defend, shall be granted by the Indemnitee the power of attorney necessary to conduct said defense); provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within such twenty (20) day period, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Indemnitor. Except as otherwise provided above, the Indemnitee shall not compromise or settle the claim or other matter without the written consent of the Indemnitor, such consent not to be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance (including access to the books and records of RCF and the RCF Subsidiaries) that the Indemnitor may reasonably request; provided that any actual out of pocket expenses shall be paid by the Indemnitor.

     13.4 INDEMNIFICATION PROCEDURE : CLAIMS OF MACKIE, RCF AND/OR RCF SUBSIDIARIES NOT DEPENDENT ON CLAIMS BY THIRD PARTIES: In the event that Mackie, RCF and/or any RCF Subsidiary become aware of any matter not dependent upon claims by third parties, out of which an obligation on the part of the RCF Shareholders and the Novac Shareholders to indemnify it or them may arise, directly or indirectly, Mackie, RCF and/or the RCF Subsidary(ies) concerned shall inform the RCF Shareholders and the Novac Shareholders in writing of the reasons for the claim and the amount requested and shall send them copies of the relevant documents. In such case, Mackie guaranties that the RCF Shareholders and the Novac Shareholders shall be given access to the books and records of RCF and/or the RCF Subsidiary(ies) concerned to enable the RCF Shareholder and the Novac Shareholders to mount the defense. No later than sixty (60) days


STOCK PURCHASE AGREEMENT                                              PAGE - 25
     following receipt of the above-mentioned claim, the RCF Shareholders and the Novac Shareholders shall advise Mackie, RCF and any RCF Subsidiary(ies) concerned in writing of any reasonable objection relating to such claim and/or the sum requested. In the absence of such notice within said time period, the RCF Shareholders and the Novac Shareholders shall be liable for all consequences resulting from said event, shall be obligated to indemnify Mackie, RCF and the RCF Subsidiaries in respect of all debts, losses, damages and expenses incurred by them and shall be deemed to have waived all rights to contest or otherwise raise any objection in respect of their liability and/or the amount due, which amount shall be due and payable by the RCF Shareholders and the Novac Shareholders in full thirty (30) days following the last day of the calendar quarter in which the claim was made. However, Mackie, RCF and the RCF Subsidiaries shall remain entitled to make a further claim in the event that the loss, damages and costs incurred by Mackie, RCF and the RCF Subsidiary exceed those indicated in the earlier claim. Should the RCF Shareholders and the Novac Shareholders notify Mackie, RCF and the RCF Subsidiary(ies) concerned of any such reasonable objection within said sixty-day period and should the parties be unable to reach an agreement resolving the dispute within sixty (60) days following the date of receipt by all said parties of said notice of objection, the dispute may be submitted to arbitration pursuant to Section 18.1 below and, until the earlier of (a) such time as the parties have reached a written agreement resolving such dispute or (b) thirty (30) days following the end of the calendar quarter after that in which the claim was made, if no arbitration proceeding in respect of said claim has been commenced by the RCF Shareholders and the Novac Shareholders by said date or (c) thirty (30) days following the end of the calendar quarter in which an arbitration award in respect of the claim has been entered pursuant to Section 18.1 below in favor of Mackie, RCF and/or the RCF Subsidiary(ies) concerned, Mackie shall not be entitled to demand or receive payment of the sum claimed under the stand-by letter of credit in favor of Mackie referred to in Section 13.6 below or otherwise.

     13.5 ARBITRATION OF INDEMNIFICATION DISPUTES:    All disputes relating to
     claims or requests for indemnification hereunder made by Mackie, RCF and/or any RCF Subsidiary vis a vis the RCF Shareholders and the Novac Shareholders and all disputes relating to claims or requests for indemnification hereunder made by the RCF Shareholders and the Novac Shareholders vis a vis Mackie and/or RCF including any dispute relating to the payment of the stand-by letter of credit in favor of Mackie referred to in Section 13.6 below which has not been resolved amicably by the parties by written agreement after having exhausted the procedure provided for in this Section 13, may be submitted to arbitration in accordance with the provisions of Section 18.1 below. Except as otherwise provided in this
     Section 13, the failure of the RCF Shareholders and the Novac Shareholders to react to the payment of the stand-by letter of credit in favor of Mackie referred to in Section 13.6 below shall not prevent them from contesting their payment obligation in the arbitration proceeding. The RCF Shareholders and the Novac Shareholders shall have access to all the documents of RCF and/or of the RCF Subsidiaries reasonably necessary for their defense in the arbitration proceeding. Should the arbitration proceeding result in an award in favor of the RCF Shareholders and the Novac Shareholders on the ground that Mackie should not have received payment under the stand-by letter of credit referred to in Section 13.6 below, Mackie shall be obligated to pay interest, from the date of payment under said stand by-letter of credit through the date of repayment of the sum declared by the arbitrators not to have been due,


STOCK PURCHASE AGREEMENT                                              PAGE - 26
     at the Associazione Bancaria Italiana (ABI) prime rate in effect during that period, increased by two (2) points.

     13.6 GUARANTIES:   The RCF Shareholders and the Novac Shareholders shall
     provide Mackie with a stand-by letter of credit in compliance with Brochure 500 of the International Chamber of Commerce ("ICC") in the amount of US$ 1,000,000, issued by a primary bank in the United States of America, or issued by a primary Italian bank and confirmed by a primary bank in the United States of America, and substantially in the form of Exhibit B hereto, in respect of the RCF Shareholders' and the Novac Shareholders' indemnity obligations to Mackie, RCF and the RCF Subsidiaries pursuant to this Agreement. Said stand-by letter of credit shall be valid until the fifth anniversary of the Base Price and Earn Out Closing Date.

     13.7 PAYMENT UNDER FIRST DEMAND BANK GUARANTY :   Except as otherwise
          expressly provided in Section 13.8 below, the stand-by letter of credit in favor of Mackie as referred to in Section 13.6 above shall be payable upon presentation by Mackie of
     (a) a letter in which Mackie declares :
     (i) that the claim in respect of which the payment is made is covered by the indemnification obligation undertaken by the RCF Shareholders and the Novac Shareholders pursuant to Section 13.1 of this Agreement and indicates the nature of the claim , and
     (ii) that the procedures contemplated by Section 13.3 or Section 13.4 of this Agreement have been followed ; and
          (b) only in those cases in which the claim of Mackie, RCF and/or the RCF Subsidiary(ies) is based on a deficiency assessed by the competent tax authorities, the receipt of said tax authorities attesting that said assessment has been paid; it being understood that, in the cases referred to in this Section 13.7(b), payment to Mackie under the stand-by letter of credit referred to in Section 13.6 above shall be made together with interest at the relevant LIBOR rate as from the date set forth on the tax authorities' receipt.

     13.8 PAYMENT UNDER FIRST DEMAND BANK GUARANTY WHERE CLAIM HAS BEEN MADE PURSUANT TO SECTION 13.4 AND TIMELY CONTESTED BY THE RCF SHAREHOLDERS AND THE NOVAC SHAREHOLDERS :
     Only in those cases in which a claim has been made by Mackie, RCF and/or an RCF Subsidiary(ies) pursuant to Section 13.4 above and the RCF Shareholders and the Novac Shareholders have notified in writing Mackie, RCF and the RCF Subsidiary(ies) concerned of their reasonable objection thereto within the sixty-day period referred to said Section 13.4, the stand-by letter of credit in favor of Mackie as referred to in Section
     13.6 above shall be payable upon presentation by Mackie of (a) the letter described in Section 13.7(a) above and (b) one of the following :
     (i)a written agreement with the RCF Shareholders and the Novac Shareholders pursuant to said Section 13.4 ; or
     (ii)a certificate from the Secretariat of the International Court of Arbitration of the International Chamber of Commerce dated at least thirty (30) days following the end of the calendar quarter after that in which the claim was made and stating that as of the date of the certificate, no arbitration proceeding between the parties to the Agreement has been lodged with the Secretariat ; or


STOCK PURCHASE AGREEMENT                                              PAGE - 27

     (iii)an arbitration award in favor of Mackie, RCF and/or the RCF Subsidiary(ies), even if appealed against or subject to appeal.

14.  TERMINATION:   This Agreement shall terminate automatically and with
immediate effect, without liability to any party hereto, should Mackie fail to obtain any approval or authorization (or any exemption therefrom) of the competition authorities of the European Union or of any European Union member state, which approval or authorization (or exemption therefrom) is required for the closing and/or carrying out of the transactions contemplated by this Agreement. In addition, this Agreement may be terminated prior to closing without liability on the part of any party exercising the right of termination as follows:

     14.1 MUTUAL:   By the mutual written consent of the parties;

     14.2 FOR BREACH:   By any party hereto if, as of the Base Price and Earn
     Out Closing Date, there has been a material misrepresentation or a material breach on the part of the other party of the warranties of such other party as set forth in this Agreement or made pursuant hereto, or if, as of the Base Price and Earn Out Closing Date, there has been any failure on the part of the other party to perform its obligations or comply with the covenants under this Agreement;

     14.3 DAMAGE TO ASSETS:   By Mackie, if the Assets or the business of RCF or
     any RCF Subsidiary have been damaged in any material way prior to the closing of the contemplated transaction; or,

     14.4 FAILURE OF CONDITION:   By either Mackie or the RCF Shareholders if
     the conditions precedent to its performance have not been satisfied or waived as of the Base Price and Earn Out Closing Date.

Each party to this Agreement shall use its best efforts to cause the satisfaction of all conditions to the consummation of this Agreement which are in the control of such party and to cooperate as necessary in the satisfaction of all other conditions to the consummation of this Agreement. In the event of termination and abandonment by any party as described above, written notice shall be given to the other parties, and this Agreement shall terminate and be abandoned without further action by any of the parties hereto. If this Agreement is terminated as described above, each party shall redeliver all documents, work papers, and other materials of any other party relating to the transaction contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the parties furnishing the same. If such termination occurs because a condition to a party's obligation to consummate the transaction contemplated by this Agreement has not been satisfied by the Base Price and Earn Out Closing Date and the other party is not in default, or if such termination arises pursuant to the provisions of Section 14.1, no party thereto shall have any liability or further obligation to any other party to this Agreement. If this Agreement shall fail to close for any reason, any and all information acquired by Mackie prior to closing in Mackie's review of the books and records of RCF or in its contact with RCF's accountants, lenders, employees, customers and suppliers is and shall remain confidential, and shall not be used or disclosed by Mackie in any manner without the prior written consent of the RCF Shareholders.


STOCK PURCHASE AGREEMENT                                              PAGE - 28

15.    APPROVAL OF FINANCIAL STATEMENTS AND TAX RETURNS:    The RCF Shareholders
and the Novac Shareholders shall act diligently so as to ensure that prior to the transfer of the RCF Shares and the Novac Shares the official annual financial statements, INTER ALIA for tax purposes within the meaning of Section
6.6.1 of RCF and Novac for the year ending on December 31, 1997 are approved by the RCF Shareholders and the Novac Shareholders at the shareholders' meeting and that all tax returns of RCF and Novac for the year ending December 31, 1997 are approved and signed.

16.  FURTHER DOCUMENTATION AND COOPERATION OF THE PARTIES:

     16.1 FURTHER DOCUMENTATION:   From time to time at the request of the other
     parties, whether at or after the Base Price and Earn Out Closing Date and without further consideration, each party shall take such action as the requesting party may reasonably require to carry out more effectively the transactions contemplated by this Agreement.

     16.2 COOPERATION OF THE PARTIES:   Subject to the obligations of the
     parties pursuant to Section 13 above, Mackie, RCF and/or the RCF Subsidiaries shall advise the RCF Shareholders and the Novac Shareholders in writing of any notice of assessment, tax inspection or audit, deed, request, claim or other matter which is relevant for tax purposes and which may result in liability of RCF or any RCF Subsidiary in relation to the period prior to the Base Price and Earn Out Closing Date. Further, the parties hereto shall cooperate fully with and assist, to the greatest extent possible considering their respective spheres of competence, the professional advisors engaged by RCF and/or the RCF Subsidiaries in connection with the carrying out of matters relating to the period prior to the Base Price and Earn Out Closing Date. In the event that the competent tax authorities assess a deficiency against RCF and/or any RCF Subsidiary in relation to the period prior to the Base Price and Earn Out Closing Date, Mackie shall ensure, in good faith, that all reasonable, legitimate steps are taken to contest said assessment, subject to the provisions of
     Section 13 above.

17.       ANNOUNCEMENTS:   No announcement of this Agreement will be issued
regarding the transactions described herein without the written consent of all parties.

18.  MISCELLANEOUS:

     18.1 DISPUTE RESOLUTION:   Any controversy or claim arising out of or
     relating to this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. The place of arbitration shall be Amsterdam, the Netherlands. The language of the arbitration shall be English. As a partial exception to the foregoing, all disputes regarding the violation of Section 12 of this Agreement shall be resolved exclusively by the courts of Reggio Emilia, Italy.

     18.2 ASSIGNMENT: The parties may not assign their rights and obligations hereunder without the prior written consent of the other party or parties, as the case may be. Notwithstanding the above, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective personal representatives, heirs, successors and/or assigns.


STOCK PURCHASE AGREEMENT                                              PAGE - 29

     18.3 RULES OF CONSTRUCTION:   All parties have been actively represented by
     counsel throughout the negotiations leading to the execution and delivery of this Agreement. Consequently, the usual rules of construction of documents against the interest of the party drafting the same are hereby waived, and the parties stipulate that this Agreement and the documents contemplated thereby be construed in accordance with the intent of the parties as expressed herein or therein.

     18.4 NOTICES:   Any notice or other communication required or permitted
     hereunder shall be in writing, and shall be deemed to have been given when delivered, addressed as follows:

          If to The RCF Shareholders:        Mr. Arturo Vicari
                                             Radio Cine Forniture (RCF) SpA
                                             Via Raffaello 3
                                             42010 Mancasale
                                             (Reggio Emilia) Italy

          With a copy to:                    Avv. Piero Puppini
                                             Via Guido Reni  7
                                             40125 Bologna, Italy

          If to the Novac Shareholders:      Mr. Pier Emilio Catellani
                                             Via Luthuli 17
                                             42100 Reggio Emilia, Italy

          With a copy to:                    Avv. Marco Malesani
                                             Via Galliera 39
                                             40121 Bologna, Italy

          If to Mackie :                     Mackie Designs Inc.
                                             16220 Wood-Red Road NE
                                             Woodinville, WA 98072
                                             Attn: Chief Operating Officer

          With a copy to:                    Weiss, Jensen, Ellis & Howard
                                             520 Pike Tower, Suite 2600
                                             520 Pike Street
                                             Seattle, Washington  98101
                                             Attn:  Stephen C. Ellis

     Each of the parties shall be entitled to specify a different address by giving notice as aforesaid.

     18.5 EXHIBITS AND SCHEDULES:   This Agreement including the recitals
     hereto, the exhibits and schedules to this Agreement which are incorporated by reference, and the agreements and other instruments referred to in this Agreement constitute the entire agreement between the parties pertaining to the subject matter and supersede all prior agreements, understandings, negotiations,


STOCK PURCHASE AGREEMENT                                              PAGE - 30
     and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver or estoppel with respect to subsequent defaults unless otherwise expressly provided.

     18.6  HEADINGS:   Section headings are not to be considered part of this
     Agreement and are included solely for convenience and reference and are not intended to be full or accurate descriptions of the content thereof.

     18.7  GOVERNING LAW:   This Agreement and the validity, construction, and
     interpretation of this Agreement shall be governed by the laws of Italy, except for mandatory provisions of other applicable law. As a partial exception to the foregoing, any controversies concerning the actions of the bank making or obligated to make payment under the stand-by letter of credit described in Section 13.6 above, as the case may be, and relating to the payment by said bank of said stand-by letter of credit shall be governed exclusively by the laws of the place in which said bank is located.

     18.8  COUNTERPARTS:   This Agreement may be executed simultaneously in two
     or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     18.9  NO THIRD PARTY RIGHTS:   Except as specifically provided in this
     Agreement and by documents contemplated by or attached as exhibits to this Agreement, nothing in this Agreement is intended to imply or by implication to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

     18.10 ATTORNEYS' FEES:   In the event any party takes legal action,
     including, without limitation, commencement of arbitration proceedings pursuant to Section 18.1 above, to enforce any of its rights under this Agreement, the prevailing party to such action shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, incurred in any such action or any appeal thereof.

     18.11 COSTS AND EXPENSES:   All costs and expenses, including
     attorneys' fees, incurred by either party in connection with the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such expenses.

     18.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES:   The representations
     and warranties of Mackie, the RCF Shareholders and the Novac Shareholders contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive the Base Price and Earn Out Closing Date for a period of five (5) years.

Dated the day and year first above written.


STOCK PURCHASE AGREEMENT                                              PAGE - 31

If you agree with the above, please return it to us duly signed for acceptance.

                                       Very truly yours,


                                       RADIO CINE FORNITURE (R.C.F.) S.p.A.

                                       By:
                                          ------------------------------------
                                          Title:

                                       RCF SHAREHOLDERS:

                                       NOVAC SRL

                                       ---------------------------------------
                                       By: Arturo Vicari, Sole Director

                                       PIERRES SA
                                       Rue August Nayen 32, L2233 Luxembourg

                                       ---------------------------------------
                                       By: Alfredo Macchiaverna,
                                       Title:

                                       ---------------------------------------
                                       Remo Morlini

                                       ---------------------------------------
                                       Giorgio Caroli

                                       ---------------------------------------
                                       Carla Rossi

                                       ---------------------------------------
                                       Stefano Morlini

                                       ---------------------------------------
                                       Francesco Morlini


STOCK PURCHASE AGREEMENT                                              PAGE - 32

                                       NOVAC SHAREHOLDERS:


                                       ---------------------------------------
                                       Federica Rossi

                                       ---------------------------------------
                                       Laura Pisi

                                       ---------------------------------------
                                       Graziella Rossi

                                       ---------------------------------------
                                       Lorenza Rossi


                                       ---------------------------------------
                                       Renzo Rossi

                                       ---------------------------------------
                                       Pier Emilio Catellani

                                       ---------------------------------------
                                       Fausto Davoli

                                       ---------------------------------------
                                       Giancarlo Gandolfi

                                       ---------------------------------------
                                       Arturo Vicari

                                       ---------------------------------------
                                       Annamaria Poldrugo

(SIGNED BY ARTURO VICARI ON BEHALF OF THE ABOVE-MENTIONED RCF SHAREHOLDERS AND NOVAC SHAREHOLDERS



                         )
-------------------------
Arturo Vicari



STOCK PURCHASE AGREEMENT                                              PAGE - 33

                        LIST OF EXHIBITS AND SCHEDULES

Designation         Section Reference        Subject Matter


A.  Exhibits:

     A         1.1.9               Doglioni Consulting Agreement

     B         1.1.11              First Demand Bank Guaranty

     C         1.1.25              RCF Financials

     C-1       6.6.2               Approved RCF Financials

     D         1.1.31              Vicari Consulting Agreement

     E         3                   Representations and Warranties of the Novac
                                   Shareholders

     F         10.1                Draft Certificate as to Representations and
                                   Warranties of RCF Shareholders and Novac
                                   Shareholders

     G         Exhibit E, Sec. 6.1 Novac Financials



B.  Schedules:

     1.1.12         1.1.12              Leases of Assets

     1.1.14         1.1.14              Major Contracts

     1.1.20         1.1.20              Permits

     1.1.21         1.1.21              Permitted Encumbrances

     1.1.29         1.1.29              Real Property

     5.2            5.2                 Certain Due Diligence Costs of RCF's
                                        Consultants to be borne by Mackie

     6.1            6.1                 RCF and RCF Subsidiaries Articles of
                                        Incorporation (atto costitutivo) and
                                        by-laws  (Statuto)



STOCK PURCHASE AGREEMENT                                              PAGE - 34

     6.6.3          6.6.3               Obligations and Liabilities Not Reserved
                                        Against or Reflected as Liabilities in
                                        RCF Financials or Approved RCF
                                        Financials

     6.7            6.7                 Certain Actions

     6.8            6.8                 List of Assets

     6.8.1          6.8                 Assets which have been regularly
                                        serviced or maintained and are in good
                                        operating condition and repair

     6.9            6.9                 Guarantees and Indebtedness of Others



     6.10           6.10                Salaried Employees, Consultants,
                                        Commercial Intermediaries and Agents

     6.11           6.11                Benefit Plans

     6.12           6.12                Intellectual Property

     6.15           6.15                Litigation Matters Concerning RCF and/or
                                        RCF Subsidiaries

     6.16           6.18                Insurance Policies

     6.19           6.19                Competitive Interests

     6.10           6.21                Supplier Matters

     6.23           6.23                Environmental Permits Applied for and
                                        yet to be obtained as of the Base Price
                                        and Earn Out Closing Date

     6.25           6.25                Sums Due to RCF Shareholders and Novac
                                        Shareholders as Officers, Directors or
                                        Consultants of RCF or RCF Subsidiaries

     6.26           6.26                RCF and RCF Subsidiary Authorized
                                        Capital and Issued and Outstanding
                                        Shares

    10.15          10.15                Environmental Auditor's Report and
                                        Written Observations of RCF


STOCK PURCHASE AGREEMENT                                              PAGE - 35

     E.1       Exhibit E, Sec. 1   Novac and Novac Subsidiaries Articles of
                                   Incorporation (atto costitutivo) and by-laws
                                   (Statuto)

     E.6.2     Exhibit E, Sec. 6.2 Obligations and Liabilities Not Reserved
                                   Against or Reflected as Liabilities in Novac
                                   Financials

     E.7       Exhibit E, Sec. 7   Certain Actions Concerning Novac and/or the
                                   Novac Subsidiaries

     E.8       Exhibit E, Sec. 8   Novac Real Property ; Permitted Encumbrances
                                   and Leases

     E.8.1     Exhibit E, Sec. 8   List of Assets of Novac and the Novac
                                   Subsidiaries

     E.8.2     Exhibit E, Sec. 8   Novac Assets which have been regularly
                                   serviced or maintained and are in good
                                   operating condition and repair

     E.9       Exhibit E, Sec. 9   Novac/Novac Subsidiaries' - Guarantees and
                                   Indebtedness of Others

     E.10      Exhibit E, Sec.10   Salaried Employees, Consultants, Commercial
                                   Intermediaries and Agents of Novac and Novac
                                   Subsidiaries

     E.11      Exhibit E, Sec. 11  Novac Benefit Plans

     E.12      Exhibit E, Sec. 12  Intellectual Property of Novac and Novac
                                   Subsidiaries


     E.14      Exhibit E, Sec. 14  Major Contracts of Novac and Novac
                                   Subsidiaries

     E.15      Exhibit E, Sec. 15  Litigation Matters Concerning Novac and/or
                                   Novac Subsidiaries

     E.17      Exhibit E, Sec. 17  Permits, Licenses and Authorizations of Novac
                                   and Novac Subsidiaries

     E.18      Exhibit E, Sec. 18  Insurance Policies Covering Novac and Novac
                                   Subsidiaries

     E.19      Exhibit E, Sec. 19  Novac/Novac Subsidiaries - Competitive
                                   Interests

     E.21      Exhibit E, Sec. 21  Novac/Novac Subsidiaries - Supplier Matters

     E.25      Exhibit E, Sec. 25  Sums Due to Novac Shareholders  as Officers,
                                   Directors


STOCK PURCHASE AGREEMENT                                              PAGE - 36
                                   or Consultants of Novac or Novac
                                   Subsidiaries

     E.26      Exhibit E, Sec. 26  Novac and Novac Subsidiary Authorized Capital
                                   and Issued and Outstanding Shares




[The above Exhibit and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.]







STOCK PURCHASE AGREEMENT                                              PAGE - 37

TO: MACKIE

"Reggio Emilia, 8 november 1997

Dear Gentlemen :

     Please find enclosed our offer for sale of our companies, RCF Spa and Novac Srl, as of November 8, 1997, in the form of a share purchase and sale agreement, without Exhibits.

Should you find our offer viable, please do reply to this letter at your earliest convenience.

Best regards"

(Signed - RCF Shareholders and Novac Shareholders or Vicari on their behalf)




STOCK PURCHASE AGREEMENT                                              PAGE - 38

TO: RCF SHAREHOLDERS AND NOVAC SHAREHOLDERS

"Seattle, April 30th, 1998

Dear Gentlemen :

We have received your letter dated November 8, 1997, the content of which shall be reproduced word for word at the end of this letter.

Our delay in replying to you in order to accept your proposal, with only those changes which we set forth below, was caused by the need to verify the strategic aspects of an acquisition of this kind.

We are happy to inform you that we are interested in your offer, which we could accept provided that you agree to amend it as follows :


[The text of this section has been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]


We would also like to propose to you that we acquire RCF and Novac by means of an Italian subsidiary incorporated for that purpose and, therefore, we would like the same company to also sign the agreement along with Mackie Designs Inc. and agree to be jointly and severally bound with it.

Finally, we would also like to propose to you to eliminate from the agreement any reference to consulting agreements with Mr. Vicari and/or Mr. Doglioni.

We believe our counter proposal should interest you and, in the affirmative, we look forward to your positive reply within June 30th, 1998.

Best regards"

(Signed - Mackie Designs Inc.)



STOCK PURCHASE AGREEMENT                                              PAGE - 39

TO: MACKIE

                                        "Reggio Emilia, 25 June 1998
Dear Gentlemen :

We have received your letter dated April 30th, 1998, the content of which shall be reproduced word for word at the end of this letter.

We reply to you in order to accept your proposal, with only those changes which we set forth below. In the meantime, the audit and due diligence were carried out in the terms proposed by us and accepted by you, and we have respected all of the other terms of the agreement as if we were already bound thereby.

Without rewriting any of the other covenants contained in said agreement, we propose the following:

Since from January 1st, 1998 to date RCF's Board of Directors and Novac's sole Director have each managed the respective company without any interference by you, we will also attach to the agreement special financial statements, for RCF as of May 31st, 1998, and for Novac, as of June 24th, 1998.

Moreover, we propose that any claims which may be made relating to that portion of the Approved RCF Financials dealing with inventories as represented on the Approved RCF Financials as of December 31st, 1997 and as represented to Mackie as existing thereafter, until the Base Price and Earn Out Closing Date, must be made, in writing, by Mackie no later than February 15, 1999. No claim may be made on this subject subsequent to such date; it being understood that Mackie shall base any such claim on financial statements prepared in accordance with GAAP, consistently applied.

We hope that you will agree to this proposal of ours, and for that purpose, we have had our signatures on the present letter certified by a notary; in the affirmative, please accept this proposal of ours in writing unconditionally and with your signature certified by a notary as well on or before June 30th, 1998.

Best regards,"



STOCK PURCHASE AGREEMENT                                              PAGE - 40

(Signed by each and any of the RCF Shareholders and the Novac Shareholders with notarized signatures, on June 25, 1998)









STOCK PURCHASE AGREEMENT                                              PAGE - 41

TO: RCF SHAREHOLDERS AND NOVAC SHAREHOLDERS

"Bologna, June 29th, 1998

Dear Gentlemen:

     We have received your letter dated June 25, 1998, the content of which shall be reproduced word for word at the end of this letter.

     We are happy to inform you that the Board of Directors of Mackie has unconditionally approved the agreement as amended by your said letter and the consummation of the transaction contemplated thereby.

     Consequently, Mackie Designs Inc. and Mackie Designs (Italy) S.r.l. unconditionally accept your last offer by signing the present letter, also reproducing the entire Stock Purchase and Sale Agreement, with respective authorized and notarized signatures.

     Best regards,

(Signed by Mackie Designs Inc. and Mackie Designs (Italy) S.r.l. with notarized signature on June 29th, 1998)



STOCK PURCHASE AGREEMENT                                              PAGE - 42